(ENDOCARE LETTERHEAD)

FOR  RELEASE  MAY  10,  2000,  7:30  AM  EDT
--------------------------------------------

FOR  INVESTORS/FINANCIAL  MEDIA:            FOR  ADDITIONAL  INFORMATION:
-------------------------------             -----------------------------
Matt  Clawson                               Paul  Mikus
Allen  &  Caron,  Inc.                      President  and  CEO
949/474-4300                                Endocare,  Inc.
matt@allencaron.com                         949/595-4770
www.allencaron.com                          www.endocare.com


    ENDOCARE RAISES $8 MILLION IN CONVERTIBLE DEBENTURE FINANCING AND INCREASES
                            CREDIT LINE BY $2 MILLION

     Irvine, Calif.-May 10, 2000- Endocare, Inc. (Nasdaq:ENDO), a leading developer of FDA-approved cryosurgical technologies for the treatment of cancer, announced today that Brown Simpson Partners I, Ltd., an institutional investor, invested an additional $8 million in the Company through the purchase of 7% convertible debentures due May 2003. Brown Simpson originally purchased $8 million of convertible debentures in 1999. On May 4, 2000, Brown Simpson exercised an option under the 1999 financing arrangement to purchase an additional $8 million of convertible debentures. The debentures are convertible into shares of Endocare's common stock at $6.75 per share at any time at the investor's option, subject to certain antidilution provisions. The conversion price, which was established at the time of the original sale of debentures in 1999, was more than 30% above the Endocare stock price at that time. The Company also announced that $5 million of the original $8 million in convertible debentures sold to the investor in 1999 was converted into common stock at a price of $5.125 per share under the terms of the original arrangement.

"We are thrilled with the continued fundamental success of Endocare," said Mitchell D. Kaye, a Managing Principal at Brown Simpson Asset Management, LLC. "The Company has executed on each milestone that it has put forth to the street."

Under a separate transaction, the Company increased its credit facility with Transamerica Technology Finance, a division of Transamerica Business Credit Corp, a unit of Transamerica Corp., from $3 million to $5 million.

ABOUT  ENDOCARE

     Endocare, Inc.-www.endocare.com-is a medical device company that develops, manufactures and markets cryosurgical and stent technologies for applications in oncology and urology. The company has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia. The company is also developing cryosurgical technologies for treating tumors in other organs, including the kidney, breast and liver.
                                 MORE-MORE-MORE
ENDOCARE  RAISES  $8  MILLION  IN  CONVERTIBLE  DEBENTURE  FINANCING
Page  2-2-2


ABOUT  TRANSAMERICA  TECHNOLOGY  FINANCE

     Transamerica Technology Finance provides equipment, senior and bridge term loans and working capital facilities to venture and intermediate stage technology and life science companies.


This release contains forward-looking statements. These statements are subject to risk and uncertainties including, but not limited to, those discussed in the Company's most recent Annual Report on Form 10-K and Form S-3, filed with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; fluctuations in the Company's order levels; uncertainty regarding market acceptance of the Company's new products; uncertainty of product development and the associated risks related to clinical trials; the rapid pace of technological change in the Company's industry; the Company's limited sales, marketing and manufacturing experience; and the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products. The actual results that the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties.

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